Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Wag! Group Co.
San Francisco, CA
We consent to the use in this Registration Statement on Form S-1 (No. 333-267405) of Wag! Group Co. of our report dated March 30, 2023 relating to the consolidated financial statements of Wag! Group Co., included in its Annual Report on Form 10-K, which appears in the Prospectus Supplement of Wag! Group Co. dated March 31, 2023, which forms part of this Registration Statement.

/s/ BDO USA, LLP

Chicago, Illinois
March 31, 2023